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                                                                    Exhibit 15.1


September 12, 2003


Tenneco Automotive Inc.
500 North Field Drive
Lake Forest, Illinois 60045


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Tenneco Automotive Inc. and consolidated subsidiaries for the periods ended March 31, 2003 and 2002, and June 30, 2003 and 2002, as indicated in our reports dated April 21, 2003, and July 21, 2003, respectively; because we did not perform an audit, we expressed no opinion on that information.



We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003, are being incorporated by reference in this Registration Statement.



We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP
Chicago, Illinois